Exhibit 10.2
RealNetworks Inc, Executive MBO Incentive Program

Objective of the Plan
The objective of the RealNetworks’ FY 2010 Executive MBO Incentive Plan (the “Plan”) is to reward business leaders for their contribution to the Company’s success and ensure market competitiveness as we work to attract and retain executive-level talent. RealNetworks has adopted this plan to reward high performance consistent with our core business objectives.

Effective Date
This plan is effective January 1, 2010 through December 31, 2010.

Target Goals
Target goals for the plan are set semi-annually and approved by the Compensation Committee of the Board of Directors. Plan objectives for 2010 are intended to be transitional and are designed to recognize the following results: financial stability, effective execution of transformational strategy milestones, and outstanding performance of key executives driving business results.
Semi-annual assessment of goal attainment will be completed after the close of the six month period. Corresponding payout based on goal attainment will typically occur 30 to 45 days after the close of the six month period.
Goal alignment is illustrated in the table below. For business leaders who are assigned to a start-up division or business unit, the revenue and EBITDA metrics for the division or business unit segment will be replaced with operating expense and divisional or business unit milestones equally weighted, with the remaining fifty percent aligned to corporate financial and milestone objectives.

			Divisional
	Corporate			Operating	Bus Unit
Exec Level	Milestones	Financial	Revenue	EBITDA	Revenue	Discretionary
President & EVPs	25.00%	75.00%
G&A, Shared Services	25.00%	75.00%
Divisional and Bus Unit VP level +	12.50%	37.50%	25.00%	25.00%
Bus Unit Sr Management	6.25%	18.75%		37.50%	37.50%
Divisional Sr Management	6.25%	18.75%	37.50%	37.50%
Finance – Chief Accounting Officer						100.00%
MBO Payout Mechanics
Financial Metrics:
—	In order to maintain financial stability, revenue and operating expense attainment below 90% will not be rewarded.

Revenue & Operating
Expense Attainment	Incentive Payout
< 90%	No Payout
90% +	Linear Payout
—	EBITDA payout for attainment in the first half of the plan year will be binary with no reward below target and a cap of 100% payout at or above target. Second half payout for EBITDA attainment will be a linear payout capped at 200% for Executive Vice Presidents and above and 160% for all other plan participants.

Operating EBITDA
Plan Period	Attainment	Incentive Payout
1 Half	< 100%	No Payout
	100% +	Capped at 100%

2 Half	0 – 100%+	Linear Payout
Capped at 200% for EVP +
Capped at 160% all others

Transformational Milestones:
—	The Compensation Committee of the Board of Directors will review and approve both the setting of the milestones at the beginning of the measurement period and the attainment of results at the end of the period. Milestones may include discretionary assessment of quality of completion towards goal and common sense adjustment.
Individual Performance Modifier:
—	To be used to reward exceptional individual contributions as well as adjust for below average contributions by multiplying the modifier to final payout calculation for plan participants. The Chief Executive Officer and senior staff will determine the individual contribution levels and recommend the performance modifier to the Compensation Committee of the Board for their approval. Executive officers of the company will be excluded.

Individual Performance	Modifier
Outstanding Contribution	125%
Full Contribution	100%
Less than Full Contribution	75%
Terms and Conditions
•	MBO calculations are completed and payments are made every six months with payout timing approximately 30 – 45 days after the close of the six month period. In all circumstances, any payouts that are earned in the current plan year will be paid by March 15 of the next year at the latest.

•	You must be in an eligible position on the first and last day of the quarter to participate in the MBO program for that quarter.

•	Salary, eligible position changes and/or transfers from one eligible group to another within a quarter will be based on salary and change at the beginning of the quarter. Changes after the first day of the quarter will be reflected in the next quarter.

•	In order to receive a payout from the plan you must be on the company’s payroll as of the last day of each six month period and on the company’s payroll as of the date the award is paid, subject to the following. If your employment terminates due to your total and permanent disability or death, you or your estate still may be eligible to receive any payout that otherwise was earned. If the Company terminates your employment other than for cause, you also may be eligible to receive any payout that otherwise was earned.

•	Notwithstanding any other provision of the Plan, the Compensation Committee, in its sole discretion, may increase, reduce or eliminate a participant’s award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

•	The Compensation Committee has all power and discretion to interpret and administer the Plan, including (but not limited to) the power to determine who is eligible for the Plan and the size of any payouts.

•	The Compensation Committee may delegate all or any part of its powers under the Plan to the company’s CEO and CFO, except that the CEO and CFO may not administer the Plan with respect to participants who are executive officers of the company. (For this purpose, an individual will be considered an executive officer of the company if his or her role at the company falls within the definition of “officer” under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.)

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